Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 28, 2021 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the first quarter of fiscal 2021 ended December 31, 2020.

Consolidated revenue for the first quarter totaled $609.3 million, an 11% increase compared to the prior year quarter revenue of $548.4 million.

Net income totaled $29.5 million, or $0.55 per share, compared to $10.6 million, or $0.24 per share, in the prior year quarter. Current year adjusted net income was $29.8 million, or $0.56 per share, compared to $15.6 million, or $0.36 per share, in the prior year quarter, a 56% increase (see the reconciliation of Net income to Adjusted net income for details).
Adjusted EBITDA for the first quarter was $74.6 million, increasing 35% from the prior year quarter of $55.2 million. Unallocated amounts (primarily corporate overhead) in the first quarter of 2021 and 2020, were $12.0 million and $11.9 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $86.7 million in the first quarter of 2021, increasing 29% from the prior year of $67.1 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).
Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "We are pleased with our strong performance in the first quarter of our fiscal year with revenue, adjusted EBITDA and adjusted EPS growth of 11%, 35% and 56%, respectively. Notably, all three operating segments grew revenue, adjusted EBITDA and adjusted EBITDA margin over the prior year first quarter. Our earnings growth and positive free cash flow underscores the significance of our business initiatives and strategic investments over the last several years.”

Mr. Kramer added, “We have the ability to continue to accelerate growth initiatives across each of our segments while pursuing opportunistic acquisitions. Griffon remains well positioned to deliver long-term shareholder value."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $291.0 million increased 21% compared to the prior year period, primarily due to increased volume of 18%, driven by continued consumer demand for home improvement initiatives across all geographies, early U.S. spring orders and expansion of the home organization product line. Improved revenue also reflected incremental revenue from the Apta acquisition of 1% and favorable foreign exchange of 2%. Organic growth was 20% (revenue growth adjusted to exclude acquisitions).

CPP Adjusted EBITDA in the first quarter was $32.7 million, increasing 49% from the prior year quarter primarily due to the increased revenue noted above, partially offset by increased COVID-19 related inefficiencies.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020, Griffon announced the broadening of this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China.

The expanded focus of this initiative leverages the same three key development areas being executed within our U.S. operations. First, certain AMES global operations will be consolidated to optimize facilities footprint and talent. Second, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth. Third, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise.

Expanding the roll-out of the new business platform from our AMES U.S. operations to include AMES’ global operations will extend the duration of the project by one year, with completion now expected by the end of calendar year 2023. When fully implemented, these actions will result in annual cash savings of $30 million to $35 million and a reduction in inventory of $30 million to $35 million, both based on fiscal 2020 operating levels.

The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million and capital investments of approximately $65 million. The one-time charges are comprised of $46 million of cash charges, which includes $26 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $20 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

During the quarters ended December 31, 2020 and 2019, CPP incurred pre-tax restructuring and related exit costs approximating $3.1 million and $6.4 million, respectively. During the quarter ended December 31, 2020, cash charges totaled $2.9 million and non-cash, asset-related charges totaled $0.2 million; the cash charges included $0.4 million for one-time termination benefits and other personnel-related costs and $2.5 million for facility exit costs. During the quarter ended December 31, 2019, CPP incurred pre-tax restructuring and other related exit costs approximating $6.4 million, comprised of cash charges of $2.2 million and non-cash, asset-related charges of $4.2 million; the cash charges included $2.1 million for one-time termination benefits and other personnel-related costs and $0.1 million for facility exit costs.

Home and Building Products ("HBP")
HBP revenue in the current quarter totaling $250.5 million increased 4% from the prior year quarter, driven by increased volume of 5%, partially offset by unfavorable mix of 1%.

HBP Adjusted EBITDA in the current quarter was $48.4 million, increasing 19% compared to the prior year quarter. The favorable variance resulted primarily from the increased revenue noted above including volume related benefits on absorption and operational efficiency improvements, partially offset by COVID-19 related inefficiencies.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $67.8 million, increasing 3% from the prior year quarter. The increase was due to increased volume for Naval and Cyber systems driven by multi-mode airborne maritime surveillance systems, partially offset by timing of work performed on communication systems and commercial custom integrated circuits.

DE Adjusted EBITDA in the current quarter was $5.6 million, increasing 25% from the prior year quarter, driven by the increase in revenue and reduced headcount related to the reduction in force during the current quarter, partially offset by the timing of research and development expenses.

Contract backlog was $388.7 million at December 31, 2020 with 66% expected to be fulfilled in the next 12 months. During the quarter, DE was awarded several new contracts and received incremental funding on existing contracts approximating $85 million, which translates into a book to bill ratio of 1.3; the trailing twelve month book-to-bill ratio was 1.1.

Restructuring and Divestiture
In September 2020, a Voluntary Employee Retirement Plan was initiated, which was subsequently followed by a reduction in force in November 2020, to improve efficiencies by combining functions and responsibilities. The reduction in force initiative resulted in severance charges of $2.1 million during the current quarter. These actions reduced headcount by approximately 90 people.

In addition, charges of $5.6 million were recorded during the quarter ended December 31, 2020, primarily related to exiting our older weather radar product lines.

On December 18, 2020, DE completed the sale of its System Engineering Group business and recorded a pre-tax gain of $6.2 million.

Taxes
The Company reported pretax income for the quarters ended December 31, 2020 and 2019, respectively, and recognized tax provisions of 24.7% and 37.4%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2020 and 2019 were 32.0% and 33.3%, respectively.

Balance Sheet and Capital Expenditures
At December 31, 2020, the Company had cash and equivalents of $233.8 million and total debt outstanding of $1.05 billion, resulting in a net debt position of $0.8 billion. Borrowing availability under the revolving credit facility was $369.8 million subject to certain loan covenants. Capital expenditures were $11.9 million for the quarter ended December 31, 2020.

Share Repurchases
As of December 31, 2020, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There were no purchases under these authorizations during the quarter ended December 31, 2020.

Conference Call Information
The Company will hold a conference call today, January 28, 2021, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13715112. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, January 28, 2021 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13715112. The replay will be available through Thursday, February 11, 2021 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, tax law changes Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes from operations:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2020	2019
Consumer and Professional Products	$291,042	$241,076
Home and Building Products	250,481	241,381
Defense Electronics	67,768	65,981
Total consolidated net sales	$609,291	$548,438

ADJUSTED EBITDA
Consumer and Professional Products	$32,713	$21,926
Home and Building Products	48,369	40,701
Defense Electronics	5,585	4,475
Total	86,667	67,102
Unallocated amounts, excluding depreciation*	(12,027)	(11,942)
Adjusted EBITDA	74,640	55,160
Net interest expense	(15,645)	(15,950)
Depreciation and amortization	(15,266)	(15,825)
Restructuring charges	(10,800)	(6,434)
Gain on sale of SEG business	6,240	—
Income before taxes from operations	$39,169	$16,951

DEPRECIATION and AMORTIZATION
Segment:
Consumer and Professional Products	$8,199	$8,231
Home and Building Products	4,341	4,800
Defense Electronics	2,676	2,644
Total segment depreciation and amortization	15,216	15,675
Corporate	50	150
Total consolidated depreciation and amortization	$15,266	$15,825
* Primarily Corporate Overhead

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table below provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Three Months Ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$20,829	$(18,169)
Acquisition of property, plant and equipment	(11,926)	(13,172)
Proceeds from the sale of property, plant and equipment	53	184
FCF	$8,956	$(31,157)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Revenue	$609,291	$548,438
Cost of goods and services	439,119	398,517
Gross profit	170,172	149,921

Selling, general and administrative expenses	121,557	117,798

Income from operations	48,615	32,123

Other income (expense)
Interest expense	(15,690)	(16,211)
Interest income	45	261
Gain on sale of business	6,240	—
Other, net	(41)	778
Total other expense, net	(9,446)	(15,172)

Income before taxes	39,169	16,951
Provision for income taxes	9,669	6,339
Net income	$29,500	$10,612
Basic earnings per common share	$0.58	$0.26
Basic weighted-average shares outstanding	50,596	41,173
Diluted earnings per common share	$0.55	$0.24
Diluted weighted-average shares outstanding	53,192	43,895
Dividends paid per common share	$0.08	$0.075

Net income	$29,500	$10,612
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	12,123	6,470
Pension and other post retirement plans	1,706	672
Change in cash flow hedges	(688)	(301)
Total other comprehensive income (loss), net of taxes	13,141	6,841
Comprehensive income, net	$42,641	$17,453

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2020	September 30, 2020
CURRENT ASSETS
Cash and equivalents	$233,807	$218,089
Accounts receivable, net of allowances of $9,022 and $8,505	318,535	340,546
Contract assets, net of progress payments of $21,472 and $24,175	86,260	84,426
Inventories	445,022	413,825
Prepaid and other current assets	59,116	46,897
Assets of discontinued operations	1,591	2,091
Total Current Assets	1,144,331	1,105,874
PROPERTY, PLANT AND EQUIPMENT, net	342,706	343,964
OPERATING LEASE RIGHT-OF-USE ASSETS	157,860	161,627
GOODWILL	446,456	442,643
INTANGIBLE ASSETS, net	357,832	355,028
OTHER ASSETS	29,861	32,897
ASSETS OF DISCONTINUED OPERATIONS	5,397	6,406
Total Assets	$2,484,443	$2,448,439

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,158	$9,922
Accounts payable	237,900	232,107
Accrued liabilities	161,594	163,994
Current portion of operating lease liabilities	31,304	31,848
Liabilities of discontinued operations	4,842	3,797
Total Current Liabilities	446,798	441,668
LONG-TERM DEBT, net	1,037,413	1,037,042
LONG-TERM OPERATING LEASE LIABILITIES	132,634	136,054
OTHER LIABILITIES	122,047	126,510
LIABILITIES OF DISCONTINUED OPERATIONS	5,504	7,014
Total Liabilities	1,744,396	1,748,288
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	740,047	700,151
Total Liabilities and Shareholders’ Equity	$2,484,443	$2,448,439

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,500	$10,612
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,266	15,825
Stock-based compensation	4,208	3,982
Asset impairment charges - restructuring	5,794	4,160
Provision for losses on accounts receivable	93	35
Amortization of debt discounts and issuance costs	680	1,273
Deferred income taxes	442	198
Gain (loss) on sale of assets and investments	174	(186)
Gain on sale of business	(6,240)	—
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract assets, net	10,494	2,942
Increase in inventories	(31,924)	(19,480)
Increase in prepaid and other assets	(3,517)	(2,269)
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(5,425)	(36,445)
Other changes, net	1,284	1,184
Net cash provided by (used in) operating activities	20,829	(18,169)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(11,926)	(13,172)
Acquired businesses, net of cash acquired	(2,242)	(10,531)
Proceeds from sale of business, net	15,580	—
Proceeds from the sale of property, plant and equipment	53	184
Other, net	26	—
Net cash provided by (used in) investing activities	1,491	(23,519)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,422)	(3,392)
Purchase of shares for treasury	(2,909)	(1,758)
Proceeds from long-term debt	40,791	71,957
Payments of long-term debt	(42,120)	(32,045)
Financing costs	(569)	(21)
Other, net	(68)	(40)
Net cash provided by (used in) financing activities	(9,297)	34,701

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(752)	(606)
Net cash provided by investing activities	2,224	—

Net cash provided by (used in) discontinued operations	1,472	(606)
Effect of exchange rate changes on cash and equivalents	1,223	8
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	15,718	(7,585)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	218,089	72,377
CASH AND EQUIVALENTS AT END OF PERIOD	$233,807	$64,792

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Net income to Adjusted net income and Earnings per common share from operations to Adjusted earnings per common share from operations:

(in thousands, except per share data)	For the Three Months Ended December 31,
	2020	2019
Net income	$29,500	$10,612

Adjusting items:
Restructuring charges	10,800	6,434
Gain on sale of SEG business	(6,240)	—
Tax impact of above items	(2,277)	(2,286)
Discrete and certain other tax provisions (benefits), net	(2,028)	833

Adjusted net income	$29,755	$15,593

Diluted earnings per common share	$0.55	$0.24

Adjusting items, net of tax:
Restructuring charges	0.16	0.09
Gain on sale of SEG business	(0.11)	—
Discrete and certain other tax provisions (benefits), net	(0.04)	0.02

Adjusted earnings per common share	$0.56	$0.36

Weighted-average shares outstanding (in thousands)	53,192	43,895

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.